Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter and Year Ended December 31, 2011

Revenue Growth in Several Key Promoted Products, Lower SG&A and Interest Expenses, Drive Growth in Cash Net Income

DUBLIN, Ireland, February 24, 2012 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter and year ended December 31, 2011. Our results of operations in the quarter ended December 31, 2011 as compared to the prior year quarter were impacted by several important transactions. In 2011, these transactions included the refinancing of our senior secured indebtedness and the restructuring of certain of our Western European operations. In the prior year quarter, we acquired Novartis Pharmaceuticals Corporation’s (“Novartis”) U.S. rights to ENABLEX in October 2010 (the “ENABLEX Acquisition”).

Total revenue in the quarter ended December 31, 2011 was $646 million, a decrease of $48 million, or 7%, compared to the quarter ended December 31, 2010. The decrease in revenues as compared to the prior year quarter was driven in large part by the expected decrease in total ACTONEL revenues, primarily due to the loss of exclusivity in Western Europe beginning in the fourth quarter of 2010. The decrease was offset, in part, by net sales growth in certain other products, primarily LO LOESTRIN FE, DORYX, ATELVIA, ESTRACE Cream and ASACOL. Combined, net sales of these products increased $50 million, or 20%, compared to the prior year quarter.

We reported GAAP net income of $90 million, or $0.36 per diluted share, in the quarter ended December 31, 2011, compared with GAAP net income of $15 million, or $0.06 per diluted share, in the prior year quarter. Cash net income (or CNI, as defined below) in the quarter ended December 31, 2011 was $241 million, an increase of $36 million, or 17%, compared to the prior year quarter.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of our Manati facility, our acquisition of the global branded prescription pharmaceuticals business (“PGP”) from The Procter & Gamble Company (“P&G”) in October 2009 (the “PGP Acquisition”), our termination of our exclusive license to distribute LEO Pharma A/S’s (“LEO”) DOVONEX, TACLONEX and pipeline dermatology products in the U.S. and sale of certain related assets to LEO for $1,000 million in cash in September 2009 (the “LEO Transaction”) and the reversal of a contingent liability relating to the termination of a contract. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Strategic Initiatives

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations to move to a wholesale distribution model and minimize our operational costs in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The implementation of the restructuring plan impacts approximately 500 employees in total and we expect to complete the restructuring as planned in 2012. In April 2011, we also announced a plan to repurpose our Manati facility, which now serves primarily as a warehouse and distribution center.

In the quarter ended December 31, 2011, no restructuring or repurposing costs were recorded. In the year ended December 31, 2011, we recorded costs of $104 million ($99 million, net of tax) as a result of the Western European restructuring, which were included as a component of restructuring costs in our condensed consolidated statement of operations. In addition, we recorded $31 million of expenses related to the repurposing of our Manati facility ($31 million, net of tax), which were included as a component of cost of sales. In computing adjusted CNI for the year ended December 31, 2011, we added back to CNI the after tax impact of the restructuring and repurposing costs.

As a result of agreements reached with certain local European works councils subsequent to December 31, 2011, we expect to record net expenses of approximately $30 million in our condensed consolidated statement of operations in the year ending December 31, 2012 as a component of restructuring costs. As a result of the execution of the final agreements and the timing of the termination of employees, we anticipate that these expenses will include severance charges recorded in the quarter ending March 31, 2012 and certain contract termination expenses and pension curtailment gains recorded during the year ending December 31, 2012.

Total aggregate pretax costs recorded in the years ended December 31, 2011 and 2012, as a result of the Western European restructuring and the Manati repurposing, are expected to be approximately $165 million. We intend to add back the aggregate restructuring costs (net of tax) recorded during 2012 in computing adjusted CNI in future periods.

Refinancing of Senior Secured Indebtedness

In March 2011, we borrowed $3,000 million in aggregate term loan facilities under our new senior secured credit facilities (the “New Senior Secured Credit Facilities”) in connection with the refinancing of our prior senior secured indebtedness. The refinancing resulted in lower interest rates, which contributed to a decrease in our net interest expense in the quarter ended December 31, 2011 as compared to the prior year quarter.

Share Redemption Program

In November 2011, we announced that our Board of Directors had authorized the redemption of up to an aggregate of $250 million of our ordinary shares on or prior to the expiration of the program on December 31, 2012 (the “Redemption Program”). Pursuant to the Redemption Program, we recorded the redemption of 3.7 million ordinary shares in the year ended December 31, 2011 for an aggregate cost of $56 million. Following the settlement of such redemptions, we cancelled all shares redeemed. Due to the timing of purchases under the Redemption Program, the impact on the calculation of diluted earnings per share in 2011 was immaterial.

Revenue

Total revenue in the quarter ended December 31, 2011 was $646 million, a decrease of $48 million, or 7%, compared to the prior year quarter. For the quarter ended December 31, 2011, the decrease in revenues as compared to the prior year quarter was driven in large part by the expected decrease in total ACTONEL revenues, primarily due to the loss of exclusivity in Western Europe beginning in the fourth quarter of 2010. The decrease was offset, in part, by net sales growth in certain other products, primarily LO LOESTRIN FE, DORYX, ATELVIA, ESTRACE Cream and ASACOL. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, transactions such as the ENABLEX Acquisition also impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Total ACTONEL revenues were $180 million in the quarter ended December 31, 2011, compared to $234 million in the prior year quarter and were comprised of the following components:

	Quarter Ended December 31,		Increase (decrease)
(dollars in millions)	2011	2010	Dollars	Percent
United States	$108	$119	$(11)	(9	) %
Non-U.S. North America	16	17	(1)	(6	) %
Rest of world (“ROW”)	38	75	(37)	(49	) %

Total net sales	162	211	(49)	(23	) %

ROW, other revenue	18	23	(5)	(24	) %

Total ACTONEL revenues	$180	$234	$(54)	(23	) %

In the United States, ACTONEL net sales decreased $11 million, or 9%, compared to the prior year quarter primarily due to a decrease in filled prescriptions of 38%, offset, in part, by an expansion of pipeline inventories, a decrease in sales-related deductions and higher average selling prices as compared to the prior year quarter. ACTONEL continues to face market share declines in the U.S. due to the increased use of generic versions of competing products and declines in filled prescriptions within the overall oral bisphosphonate market. Outside the U.S., decreases in ACTONEL revenues in the quarter ended December 31, 2011 compared to the prior year quarter were primarily the result of the loss of exclusivity in Western Europe beginning in the fourth quarter of 2010. While we expect to continue to experience significant declines in total ACTONEL revenues in 2012 relative to 2011, we expect net sales from our new product in this category, ATELVIA, will grow and partially offset a portion of those declines in the U.S. market. Net sales of ATELVIA were $13 million in the quarter ended December 31, 2011, an increase of $8 million, compared with $5 million in the prior year quarter.

Net sales of our oral contraceptive products decreased $7 million, or 7%, in the quarter ended December 31, 2011, compared with the prior year quarter. LOESTRIN 24 FE net sales were $71 million in the quarter ended December 31, 2011, a decrease of 21%, compared with $90 million in the prior year quarter. The decrease in LOESTRIN 24 FE net sales was primarily due to a decrease in filled prescriptions of 20% and an increase in sales-related deductions offset, in part, by higher average selling prices. LO LOESTRIN FE, which we began to promote in the U.S. in early 2011, generated net sales of $21 million in the quarter ended December 31, 2011.

Filled prescriptions of LO LOESTRIN FE increased 38% in the quarter ended December 31, 2011 as compared to the quarter ended September 30, 2011. FEMCON FE revenues in the quarter ended December 31, 2011, which we report in “Other Oral Contraceptives” revenue, were negatively impacted by the introduction of generic competition beginning in March 2011.

Net sales of ESTRACE Cream in the quarter ended December 31, 2011 were $42 million, an increase of $5 million, or 13%, compared to the prior year quarter. The increase was primarily due to a 14% increase in filled prescriptions and higher average selling prices in the quarter ended December 31, 2011, as compared to the prior year quarter, offset in part, by an increase in sales-related deductions.

Net sales of ASACOL were $178 million in the quarter ended December 31, 2011, an increase of 1%, compared with $176 million in the prior year quarter. ASACOL net sales in North America in the quarters ended December 31, 2011 and 2010 totaled $165 million and $163 million, respectively, including net sales in the U.S. of $159 million and $157 million, respectively. The increase in ASACOL net sales in the U.S. was primarily due to higher average selling prices, offset in part, by a decrease in filled prescriptions and an increase in sales-related deductions as compared to the prior year quarter.

Net sales of DORYX in the quarter ended December 31, 2011 were $46 million, an increase of $14 million, or 43%, compared to the prior year quarter, primarily due to a decrease in sales-related deductions, an expansion in pipeline inventory levels and higher average selling prices offset, in part, by a decrease in filled prescriptions of 31%. See our Annual Report on Form 10-K for the year ended December 31, 2011 filed this morning for further information with respect to our DORYX 150mg intellectual property litigation.

Revenues of ENABLEX in the quarter ended December 31, 2011 were $40 million, a decrease of 11%, compared to $45 million in the prior year quarter. The decrease in net sales is primarily due to a decrease in filled prescriptions of 9% and an increase in sales-related deductions offset, in part, by higher average selling prices compared to the prior year quarter.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) in the quarter ended December 31, 2011 were $76 million, a decrease of $9 million, or 11%, compared with the prior year quarter. Our gross profit margin as a percentage of total revenue was 88% for both quarters ended December 31, 2011 and 2010.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended December 31, 2011 were $207 million, a decrease of $31 million, or 13%, from $238 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended December 31, 2011 decreased $7 million, or 20%, compared to the prior year quarter, primarily due to savings attributable to the Western European restructuring. Selling and distribution expenses for the quarter ended December 31, 2011 decreased $19 million, or 13%, compared to the prior year quarter. The decrease was due primarily to a decrease in the Sanofi-Aventis U.S. LLC (“Sanofi”) co-promotion expense of $12 million as a result of lower ACTONEL revenues outside the United States, as well as savings resulting from the Western European restructuring. General, administrative and other (“G&A”) expenses in the quarter ended December 31, 2011 decreased $5 million, or 9%, as compared to the prior year quarter, in part, due to savings resulting from the Western European restructuring.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended December 31, 2011 was $26 million, a decrease of $5 million, or 15%, as compared to the prior year quarter. Our R&D expenses consist of our internal development costs, fees paid to contract development groups and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the stage and timing of our R&D projects.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended December 31, 2011 and 2010 was $153 million and $172 million, respectively. Our amortization methodology is calculated on either an economic benefit model or on a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family.

Net Interest Expense

Net interest expense for the quarter ended December 31, 2011 was $57 million, a decrease of $51 million, or 47%, from $108 million in the prior year quarter. Cash interest expense on our outstanding indebtedness was $52 million in the quarter ended December 31, 2011, as compared to $86 million in the prior year quarter. Our average outstanding indebtedness decreased due, in large part, to the timing of our prepayments of indebtedness under our senior secured credit facilities during the quarter ended December 31, 2010 and the year ended December 31, 2011. Also contributing to the decrease in net interest expense relative to the prior year quarter, were lower interest rates resulting from our refinancing of our prior senior secured credit facilities in the first quarter of 2011. Included in net interest expense in the quarter ended December 31, 2010 was $13 million relating to the write-off of deferred loan costs associated with the optional prepayments of debt under our prior senior secured credit facilities. We did not make any optional prepayments of debt during the quarter ended December 31, 2011.

Net Income and Cash Net Income

For the quarter ended December 31, 2011, we reported net income of $90 million, or $0.36 per diluted share and CNI of $241 million, or $0.95 per diluted share. Our earnings per share for the quarter was based on 253 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended December 31, 2011, the marginal tax rate associated with the amortization of intangible assets was 4.7% and the marginal tax rate for the amortization (including write-offs) of deferred loan costs was 8.9%.

Liquidity, Balance Sheet and Cash Flows

As of December 31, 2011, our cash on hand was $616 million and total outstanding debt was $3,863 million, which consisted of $2,604 million of borrowings under our New Senior Secured Credit Facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $9 million of unamortized premium related to the 7.75% Notes. We generated $394 million of cash from operating activities in the quarter ended December 31, 2011, compared with $332 million of cash from operating activities in the prior year quarter, an increase of $62 million. In January 2012, we made optional debt prepayments of $150 million under our New Senior Secured Credit Facilities.

Investor Conference Call

We are hosting a conference call open to all interested parties, on Friday, February 24, 2012 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 585-8367 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode for the replay ID number is 49769758.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated Company with internal resources dedicated to the development, manufacturing and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2011, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of our Manati facility, the LEO Transaction, the PGP Acquisition and the reversal of a contingent liability relating to the termination of a contract. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters and years ended December 31, 2011 and 2010. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our New Senior Secured Credit Facilities.

Company Contact:	Emily Hill Investor Relations 973-907-7084 Emily.Hill@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

REVENUE:
Net sales	$623,327	$670,778	$2,637,318	$2,803,621
Other revenue	22,493	23,600	90,788	170,861

Total revenue	645,820	694,378	2,728,106	2,974,482

COSTS, EXPENSES AND OTHER:
Cost of sales (excludes amortization of intangible assets)	75,704	84,928	356,144	492,801
Selling, general and administrative	206,819	238,052	923,925	1,090,351
Restructuring costs	—	—	103,780	—
Research and development	26,126	30,838	107,796	146,506
Amortization of intangible assets	153,327	172,230	596,305	652,920
Interest expense, net	56,857	108,174	339,923	284,448

INCOME BEFORE TAXES	126,987	60,156	300,233	307,456
Provision for income taxes	36,730	44,710	129,087	136,484

NET INCOME	$90,257	$15,446	$171,146	$170,972

Earnings per share:
Basic	$0.36	$0.06	$0.68	$0.68

Diluted	$0.36	$0.06	$0.67	$0.67

Dividends per share:	$—	$—	$—	$8.50

RECONCILIATIONS:
GAAP Net income	$90,257	$15,446	$171,146	$170,972
+ Amortization of intangible assets, net of tax	146,093	168,393	567,679	617,110
+ Amortization of deferred loan costs, net of tax	4,774	21,537	104,355	60,036

CASH NET INCOME	$241,124	$205,376	$843,180	$848,118

Non-recurring, one-time charges included above (net of tax):
+ Western European restructuring costs	—	—	99,538	—
+ Charges relating to the Manati repurposing	—	—	30,940	—
+ Write-off of fair value step-up on acquired inventories	—	—	—	93,743
+ Income recognized on contract termination	—	—	—	(18,127)
+ Gain recognized on sale of certain LEO inventories	—	—	—	(34,040)

ADJUSTED CASH NET INCOME	$241,124	$205,376	$973,658	$889,694

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of December 31, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$616,344	$401,807
Accounts receivable, net	265,756	368,537
Inventories, net	118,700	119,497
Prepaid expenses and other current assets	231,130	287,199

Total current assets	1,231,930	1,177,040

Other assets:
Property, plant and equipment, net	214,707	235,709
Intangible assets, net	2,420,321	3,016,741
Goodwill	1,028,550	1,028,550
Other non-current assets	134,521	193,949

TOTAL ASSETS	$5,030,029	$5,651,989

LIABILITIES
Current liabilities:
Accounts payable	$53,743	$98,525
Accrued expenses and other current liabilities	862,417	755,006
Current portion of long-term debt	185,013	269,911

Total current liabilities	1,101,173	1,123,442

Other liabilities:
Long-term debt, excluding current portion	3,677,783	4,408,753
Other non-current liabilities	181,942	185,436

Total liabilities	4,960,898	5,717,631

SHAREHOLDERS’ EQUITY / (DEFICIT)	69,131	(65,642)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY / (DEFICIT)	$5,030,029	$5,651,989

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$90,257	$15,446	$171,146	$170,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,863	12,088	39,351	34,654
Write-down of property, plant and equipment	—	—	23,082	—
Amortization of intangible assets	153,327	172,230	596,305	652,920
Write-off of fair value step-up on acquired inventories	—	—	—	105,504
Amortization of deferred loan costs	5,239	22,620	110,006	64,977
Stock-based compensation expense	3,172	5,562	22,114	21,499
Changes in assets and liabilities:
Decrease in accounts receivable, prepaid and other assets	37,619	66,716	92,516	9,599
(Increase) / decrease in inventories	(15,227)	(5,430)	(11,071)	4,601
Increase / (decrease) in accounts payable, accrued expenses and other current liabilities	77,353	51,033	91,119	(66,209)
Increase / (decrease) in income taxes and other, net	32,293	(8,110)	42,490	(51,078)

Net cash provided by operating activities	$393,896	$332,155	$1,177,058	$947,439

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	—	(400,000)	—	(402,900)
Capital expenditures	(10,521)	(20,602)	(46,241)	(95,038)

Net cash (used in) investing activities	$(10,521)	$(420,602)	$(46,241)	$(497,938)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	—	(32,595)	—	(2,137,812)
Term borrowings under New Senior Secured Credit Facilities	—	—	3,000,000	—
Term borrowings under Prior Senior Secured Credit Facilities	—	—	—	1,500,000
Proceeds from issuance of 7.75% senior notes due 2018, including premium	—	—	—	1,260,000
Redemption of 8.75% senior subordinated notes due 2015	—	—	—	(89,460)
Payments for loan costs, including refinancing premium	—	—	(50,976)	(83,691)
Term repayments under Prior Senior Secured Credit Facilities	—	(543,731)	(3,418,980)	(1,031,336)
Term repayments under New Senior Secured Credit Facilities	(28,125)	—	(395,625)	—
Redemption of ordinary shares	(55,709)	—	(55,709)	—
Proceeds from the exercise of non-qualified options to purchase ordinary shares	181	1,154	4,901	7,800
Other	2,516	(242)	2,408	(339)

Net cash (used in) financing activities	$(81,137)	$(575,414)	$(913,981)	$(574,838)

Effect of exchange rates on cash and cash equivalents	(2,055)	(5,325)	(2,299)	(11,862)

Net increase / (decrease) in cash and cash equivalents	300,183	(669,186)	214,537	(137,199)
Cash and cash equivalents, beginning of period	316,161	1,070,993	401,807	539,006

Cash and cash equivalents, end of period	$616,344	$401,807	$616,344	$401,807

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$90,257	$15,446	$171,146	$170,972
+ Interest expense, as defined	56,857	108,174	339,923	284,448
+ Provision for income taxes	36,730	44,710	129,087	136,484
+ Non-cash stock-based compensation expense	3,172	5,562	22,114	21,499
+ Depreciation	9,863	12,088	39,351	34,654
+ Amortization of intangible assets	153,327	172,230	596,305	652,920
+ R&D milestone expense	—	—	—	26,400
+ Write-off of fair value step-up on acquired inventories	—	—	—	105,504
+ PGP Acquisition costs	—	—	—	21,912
+ Restructuring costs	—	—	103,780	—
+ Write-down of property, plant and equipment	—	—	23,082	—
+ Other permitted add-backs	3,793	377	17,127	31,424

Adjusted EBITDA of WC plc, as defined	$353,999	$358,587	$1,441,915	$1,486,217

+ Expenses of WC plc and other	6,866	37,508	9,425	50,118

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$360,865	$396,095	$1,451,340	$1,536,335

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our New Senior Secured Credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Women’s Healthcare:
Osteoporosis
ACTONEL(1)	$180	$234	$771	$1,027
ATELVIA	13	5	33	5

Total osteoporosis	193	239	804	1,032

Oral Contraceptives
LOESTRIN 24 FE	71	90	396	342
LO LOESTRIN FE	21	—	63	—
Other Oral Contraceptives	4	13	20	64

Total oral contraceptives	96	103	479	406

Hormone Therapy
ESTRACE Cream	42	37	157	136
FEMHRT	4	12	20	51
Other Hormone Therapy	6	5	25	26

Total hormone therapy	52	54	202	213

Other women’s healthcare products	15	17	64	63

Total Women’s Healthcare	356	413	1,549	1,714

Gastroenterology:
ASACOL	178	176	743	715

Dermatology:
DORYX	46	32	173	173
TACLONEX(2)	—	—	—	74
DOVONEX(2)	—	—	—	75

Total Dermatology	46	32	173	322

Urology:
ENABLEX(3)	40	45	171	107

Other:
Other products net sales	19	24	61	85
Contract manufacturing product sales	3	3	17	16
Other revenue(4)	4	1	14	15

Total Revenue	$646	$694	$2,728	$2,974

(1)	Includes “other revenue” of $18 million and $23 million for the quarters ended December 31, 2011 and 2010, respectively, and $77 million and $93 million for the years ended December 31, 2011 and 2010, respectively, as reported in our condensed consolidated statement of operations resulting from the Collaboration Agreement with Sanofi.
(2)	Represents 2010 revenues from our distribution agreement with LEO. In connection with the LEO Transaction, we entered into a distribution agreement with LEO pursuant to which we agreed, among other things, (i) to continue to distribute DOVONEX and TACLONEX on behalf of LEO, for a distribution fee, through September 23, 2010 and (ii) purchase inventories of DOVONEX and TACLONEX from LEO. As a result of the distribution agreement with LEO, we continued to record net sales of DOVONEX and TACLONEX following the closing of the LEO Transaction until June 30, 2010. On June 30, 2010, LEO assumed responsibility for its own distribution services, and on July 15, 2010 the parties formally terminated the distribution agreement.
(3)	Prior to October 18, 2010, includes “other revenue” of $63 million reported in our condensed consolidated statement of operations resulting from the contractual percentage we received of Novartis’ sales of ENABLEX. Effective October 18, 2010, we began to record sales of ENABLEX on a gross basis as we became the principal in the sales transactions.
(4)	Excludes “other revenue” of $18 million and $23 million for the quarters ended December 31, 2011 and 2010, respectively, and $77 million and $156 million for the years ended December 31, 2011 and 2010, respectively, reported in our condensed consolidated statement of operations and disclosed pursuant to footnotes (1) and (3) above.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended	Quarter Ended
	December 31, 2011	December 31, 2010
A&P	$31	$38
Selling and Distribution	120	139
G&A	56	61

Total SG&A	$207	$238

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
A&P	$149	$123
Selling and Distribution	513	575
G&A	262	392

Total SG&A	$924	$1,090